Exhibit 10.5
INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT, entered into and made effective as of the __ day of ____, 20XX (“Agreement”), by and between the FEDERAL HOME LOAN BANK OF SAN FRANCISCO, a body corporate existing by and under the laws of the United States (“Bank”), and [NAME] (“Officer”).

Whereas the Board of Directors of the Bank (“Board”) believes that it is reasonable, prudent and necessary for the Bank contractually to obligate itself to indemnify certain officers of the Bank to the fullest extent permitted by applicable law in order to induce persons of the highest quality to serve the Bank free from undue concern that they will not be so indemnified; and

Whereas the Bank’s bylaws provide that the Bank will follow Delaware law for the Bank’s corporate governance and indemnification practices and procedures; and

Whereas the Officer is willing to serve, or continue to serve, as an officer of the Bank on the condition that he or she be so indemnified as more fully set forth herein.

Now Therefore, in consideration of the promises and the covenants in this Agreement, and intending to be legally bound, the Bank and the Officer do hereby covenant and agree as follows:

SECTION 1. Definitions. For purposes of this Agreement:

(a) “Agent” shall mean any person who (i) is or was a director, officer, employee or agent of the Bank; or (ii) is or was a director, officer, employee, member, manager, trustee or agent of another corporation, partnership, limited liability company, joint venture, trust, agency, instrumentality or other enterprise (including any employee benefit plan) who is or was serving in such capacity at the request of, for the convenience of, or to represent the interest of the Bank (including, without limitation, any joint office, committee or council of the Federal Home Loan Banks, the Resolution Funding Corporation or any other instrumentality or agency of the United States government).

(b) “Disinterested Director” shall mean a director of the Bank who is not and was not a party to the Proceeding in respect of which indemnification is being sought by the Officer.

(c) “Expenses” shall be broadly construed and shall include all direct and indirect costs (including, without limitation, attorneys’ fees and retainers, court costs, transcription costs, fees and costs of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses, and reasonable compensation for time spent by the Officer for which he or she is otherwise not compensated by the Bank or any third party) actually and reasonably incurred, in connection with the prosecution, investigation, defense, settlement or appeal of a Proceeding, being or preparing to be a witness in, or otherwise participating in, a Proceeding, or the establishment or enforcement of a right to indemnification under this Agreement, applicable law or otherwise; provided, however, that “Expenses” shall not include any judgments, fines, Employee Retirement Income Security Act (“ERISA”) excise taxes or penalties, or amounts paid in settlement to the extent that applicable law prohibits indemnification against any amounts paid in respect thereof.

(d) “Independent Counsel” shall mean a law firm or a member of a law firm that neither is presently nor in the past three years has been retained to represent: (i) the Bank or the Officer in any matter material to either party (other than as Independent Counsel with respect to matters concerning the Officer under this Agreement, or other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification under this Agreement. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in

Exhibit 10.5
representing either the Bank or the Officer in an action to determine the Officer’s right to indemnification under this Agreement.

(e) “Liabilities” shall mean liabilities of any type whatsoever, including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement (including all interest, assessments or other charges paid or payable in connection with any of the foregoing).

(f) “Proceeding” shall mean any threatened, pending or completed action, hearing, claim, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, and whether formal or informal, arising by reason of the fact that the Officer is or was an Officer or is or was serving at the request of the Bank as an Agent or by reason of anything done or not done by the Officer in his or her capacity as an Agent, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.

SECTION 2. Service as an Officer. The Officer agrees to serve as an officer of the Bank so long as he or she is duly appointed and qualified in accordance with the applicable provisions of the charter and bylaws of the Bank and the Federal Home Loan Bank Act and the rules and regulations promulgated thereunder and until such time as the Officer resigns or is removed from his or her position (subject to any other contractual obligation or other obligation imposed by operation of law). The Bank shall have no obligation under this Agreement to continue employing the Officer in any position.

SECTION 3. Indemnification. The Bank shall indemnify the Officer to the fullest extent permitted by applicable law and regulations in effect on the date hereof or as such laws, regulations may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Bank to provide broader indemnification rights than applicable laws and regulations of the Bank permitted the Bank to provide immediately prior to such amendment). The right to indemnification conferred in the charter and bylaws of the Bank and this Agreement shall be presumed to have been relied upon by the Officer in serving or continuing to serve the Bank and shall be enforceable hereunder as a contract right. In addition to any other rights of indemnification that the Officer may have, the Bank hereby agrees to indemnify and hold harmless the Officer to the fullest extent permitted by law whenever he or she is or was a party or is threatened to be made a party to any Proceeding, including without limitation any Proceeding brought by or in the right of the Bank, against Expenses and Liabilities actually and reasonably incurred by the Officer or on his or her behalf in connection with such Proceeding if, as determined by Section 5, such Officer acted in good faith and in a manner the Officer reasonably believed to be in or not opposed to the best interests of the Bank, and with respect to any criminal action or proceeding, had no reasonable cause to believe the Officer’s conduct was unlawful; except that, with respect to any Proceeding brought by or in the right of the Bank as to which such Officer shall have been adjudged to be liable to the Bank, no indemnification shall be made unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Officer is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper; provided, however, that any amounts paid in settlement shall have been first approved by the Bank in writing (with such approval not to be unreasonably withheld, conditioned or delayed), with any disagreements between the parties hereto as to the reasonableness thereof to be resolved pursuant to Section 5 hereof. No initial finding by the Board, its counsel, Independent Counsel, arbitrators or the members of the Bank shall be effective to deprive the Officer of the protection of this indemnity, nor shall a court to which the Officer may apply for enforcement of this indemnity give any weight to any such adverse finding in deciding any issue before it, as it is intended that the Officer shall be paid promptly by the Bank all amounts necessary to effectuate the foregoing indemnity in full. To the extent that the Officer is a party to or a participant in and is successful (on the merits or otherwise) in defense of any Proceeding or any claim, issue or matter therein, the Bank shall indemnify the Officer against all Expenses actually and reasonably incurred by the Officer or on the Officer’s behalf in connection therewith. For purposes of this Agreement, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be

Exhibit 10.5
deemed to be a successful result as to such claim, issue or matter. To the extent that the Officer is, by reason of his or her status as an Officer or Agent, a witness in any Proceeding to which the Officer is not a party, the Officer shall be indemnified to the extent permitted by applicable law against all Expenses actually and reasonably incurred by the Officer or on the Officer’s behalf in connection therewith. The rights of indemnification of the Officer provided under this Agreement shall include, without limitation, those rights set forth in Sections 4, 7, and 8 below.

SECTION 4. Advancement of Expenses. All reasonable Expenses (including attorneys’ fees and expenses) incurred by or on behalf of the Officer shall be advanced by the Bank to the Officer within 30 days after the receipt by the Bank of the Officer’s written request for an advance of Expenses from time to time, in advance of the final disposition of a Proceeding (including without limitation any Proceeding brought by or in the right of the Bank), unless there has been a final determination that the Officer is not entitled to be indemnified for such Expenses. The Officer’s entitlement to advancement of Expenses shall include Expenses incurred in connection with any Proceeding by the Officer seeking a determination, an adjudication or award in arbitration pursuant to this Agreement. The requests shall reasonably evidence the Expenses incurred by the Officer in connection therewith. The Officer hereby undertakes to repay the amounts advanced if it shall ultimately be determined that the Officer is not entitled to be indemnified pursuant to the terms of this Agreement. Advances shall be unsecured and interest free and made without regard to the Officer’s ability to repay such advances. Notwithstanding any other provision in this Agreement, to the extent that the Officer has been successful on the merits or otherwise in defense of any Proceeding, the Officer shall be indemnified against all Expenses actually and reasonably incurred by the Officer in connection therewith. This Section 4 shall not apply to the extent advancement is prohibited by law and shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is not permitted under this Agreement or applicable law.

SECTION 5. Procedure for Determination of Entitlement to Indemnification.

(a) Whenever the Officer believes that he or she is entitled to indemnification pursuant to this Agreement, the Officer shall submit a written request for indemnification to the Bank, to the attention of the Chief Legal Officer (or the Deputy General Counsel if the request is from the Chief Legal Officer). The request shall include all documentation or information necessary for the determination of entitlement to indemnification that is reasonably available to the Officer. Determination of the Officer’s entitlement to indemnification shall be made not later than 60 days after the later of the receipt by the Company of the request for indemnification and any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or other disposition or partial disposition of any Proceeding or any other event that could enable the Bank to determine the Officer’s entitlement to indemnification. The Chief Legal Officer or Deputy General Counsel shall, promptly upon receipt of the Officer’s request for indemnification, advise the Board in writing that the Officer has made such a request for indemnification.

(b) The Bank shall be entitled to select the forum in which the Officer’s entitlement to indemnification will be heard. The Bank shall notify the Officer in writing as to the forum selected, which selection shall be one of the following:

(i) A majority vote of all the directors who are Disinterested Directors, even though less than a quorum;

(ii) A committee of Disinterested Directors designated by a majority of such directors, even though less than a quorum; or

(iii) Independent Counsel selected by the Board, which Independent Counsel shall make the required determination in a written opinion, a copy of which shall be furnished to the Bank, the Officer and each member of the Board.

Exhibit 10.5
The Bank agrees to bear all Expenses actually and reasonably incurred by the Officer and all expenses actually incurred by the Bank in connection with the determination of the Officer’s entitlement to indemnification in any of the above forums, including the reasonable fees and expenses of any Independent Counsel.

SECTION 6. Presumption and Effect of Certain Proceedings. Upon making a request for indemnification, the Officer shall be presumed to be entitled to indemnification and advancement of Expenses under this Agreement and the Bank shall have the burden of proof to overcome that presumption in reaching any contrary determination. No initial finding by the Board or by Independent Counsel shall be effective to deprive the Officer of the protection of this indemnity nor shall a court or other forum to which the Officer may apply for enforcement of this indemnity give any weight to any such adverse finding in deciding any issue before it. If the person or persons empowered to make the determination shall have failed to make the requested determination within 60 days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or other disposition or partial disposition of any Proceeding or any other event that could enable the Bank to determine the Officer’s entitlement to indemnification, the required determination of entitlement to indemnification shall be deemed to have been made and the Officer shall, to the fullest extent permitted by law, be absolutely entitled to indemnification under this Agreement, absent (i) misrepresentation by the Officer of a material fact in the request for indemnification or (ii) a specific finding that all or any part of such indemnification is expressly prohibited by law or this Agreement. The termination of any Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, (a) adversely affect the rights of the Officer to indemnification except as may be expressly provided herein, (b) create a presumption that the Officer did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Bank, or (c) with respect to any criminal action or proceeding, create a presumption that the Officer had reasonable cause to believe that his or her conduct was unlawful.

SECTION 7. Remedies of the Officer in Cases of Determination Not To Indemnify or To Advance Expenses.

(a) In the event that (i) an initial determination is made that the Officer is not entitled to indemnification, (ii) advancement of Expenses is not made pursuant to this Agreement, (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement, or (iv) the Officer otherwise seeks enforcement of this Agreement, the Officer shall be entitled to a final adjudication in an appropriate court of competent jurisdiction of his or her entitlement to such indemnification or advancement.

(b) In the event an initial determination has been made, in whole or in part, that the Officer is not entitled to indemnification, the decision in the judicial proceeding provided in paragraph (a) of this Section 7 shall be made de novo and the Officer shall not be prejudiced by reason of a determination that he or she is not entitled to indemnification.

(c) If an initial determination is made or deemed to have been made pursuant to the terms of this Agreement that the Officer is entitled to indemnification, the Bank shall be bound by such determination in the absence of (i) a misrepresentation of a material fact by the Officer or (ii) a specific finding (which has become final) that all or any part of such indemnification is expressly prohibited by law.

(d) To the fullest extent not prohibited by law, the Bank shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. To the fullest extent not prohibited by law, the Bank shall stipulate in any such court or before any arbitrator that the Bank is bound by all the provisions of this Agreement.

(e) All Expenses actually and reasonably incurred by the Officer in connection with his or her request for indemnification under, seeking enforcement of, or recovery of damages for breach of this

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Agreement shall be borne and advanced by the Bank to the extent the Officer is successful in seeking such enforcement or recovery.

(f) The Bank and the Officer agree herein that a monetary remedy for breach of this Agreement, at some later date, will be inadequate, impracticable and difficult of proof, and further agree that such breach would cause the Officer irreparable harm. Accordingly, the Bank and the Officer agree that the Officer shall be entitled to seek temporary and permanent injunctive relief to enforce this Agreement without the necessity of proving actual damages or irreparable harm. The Bank and the Officer further agree that the Officer shall be entitled to seek such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by the Bank, and the Bank acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court.

SECTION 8. Other Rights to Indemnification. The Officer’s rights of indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Officer may now or in the future be entitled under applicable law, the charter or bylaws of the Bank, agreement, vote of directors or members, insurance or other financial arrangements, or otherwise. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Bank’s charter and bylaws and this Agreement, it is the intent of the parties hereto that the Officer shall enjoy by this Agreement the greater benefits so afforded by such change, subject to the restrictions expressly set forth herein or therein or by applicable law.

SECTION 9. Limitations on Indemnity. The Bank shall not be liable under this Agreement to make any payment to the Officer to the extent that the Officer has already been reimbursed pursuant to such liability insurance as the Bank may maintain for the Officer’s benefit. Notwithstanding the availability of such insurance, the Officer also may claim indemnification from the Bank pursuant to this Agreement by assigning to the Bank any claims under such insurance to the extent the Officer is paid by the Bank. The Officer shall reimburse the Bank for any sums he or she receives as indemnification from other sources to the extent of any amount paid to the Officer for that purpose by the Bank. In addition to the foregoing limitation, except as otherwise expressly provided in this Agreement, in connection with all or any part of a Proceeding that is initiated or maintained by or on behalf of the Officer, or any Proceeding or part of any Proceeding by the Officer against the Bank or any of its Agents, the Bank shall not be liable under this Agreement to make any payment to the Officer in connection with any such Proceeding, unless indemnification or advancement of Expenses for such Proceeding is expressly required to be made under applicable law, was authorized by a majority of the Disinterested Directors or is provided by the Bank, in its sole discretion, pursuant to the powers vested in the Bank under applicable law. For the avoidance of doubt, the Bank shall not be liable under this Agreement to make any payment to the Officer if such payment is prohibited by applicable law.

SECTION 10. Duration and Scope of Agreement; Binding Effect. This Agreement shall continue so long as the Officer shall be subject to any possible Proceeding by reason of the fact that he or she is or was an Officer or serving at the request of the Bank as an Agent and shall be applicable to Proceedings commenced or continued after execution of the Agreement, except that the Agreement may be terminated or withdrawn by the Bank upon 90 days’ prior written notice to the Officer, but then only as to Proceedings arising out of acts taken or failed to be taken by the Officer more than 90 days after such notice is actually received by the Officer. If this Agreement is terminated or withdrawn, the Officer shall nevertheless be fully entitled to the indemnification provided by this Agreement as to all actions taken or failed to be taken by the Officer; which indemnification shall continue for the later of (a) ten years after the date that the Officer ceases to serve as an Officer or Agent or (b) one year after the final termination of any Proceeding, whichever is later. This Agreement shall be binding upon the Bank and its successors and assigns and shall inure to the benefit of the Officer and his or her spouse, assigns, heirs, devisees, executors, administrators and other legal representatives whether or not the Officer has ceased to be an officer of the Bank. The Bank shall require and cause any successor (whether direct or indirect by

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purchase, merger, consolidation or otherwise) to all or substantially all of the Bank’s business or assets expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place.

SECTION 11. Severability. If any provision of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 12. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against which enforceability is sought need be produced to evidence the existence of this Agreement.

SECTION 13. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Officer to the fullest extent now or hereafter permitted by law.

SECTION 14. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction.

SECTION 15. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties to this Agreement. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

SECTION 16. Notice by Officer and Defense of Claims. The Officer agrees to notify the Bank promptly in writing upon being notified of any matter that may be subject to indemnification or advancement of Expenses hereunder or upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification or advancement of Expenses hereunder, whether civil, criminal, administrative or investigative; but the omission to notify the Bank will not relieve the Bank from any obligation it may have to indemnify the Officer if such omission does not materially prejudice the Bank’s rights, and, if such omission does materially prejudice the Bank’s rights, it will relieve the Bank from any obligation to indemnify the Officer only to the extent of such prejudice; nor will such omission relieve the Bank from any obligation it may have to the Officer other than under this Agreement. With respect to any Proceeding about which the Officer notifies the Bank:

(a) The Bank will be entitled to participate in the Proceeding at its own expense.

(b) Except as otherwise provided below, the Bank jointly with any other indemnifying party similarly notified will be entitled to assume the defense of any or all of the Proceeding, with counsel reasonably satisfactory to the Officer. After notice from the Bank to the Officer of its election to assume the defense of any or all of the Proceeding, the Bank will not be liable to the Officer under this Agreement for any Expenses subsequently incurred by the Officer in connection with the defense of the Proceeding other than reasonable costs of investigation or as otherwise provided below. The Officer shall have the right to employ his or her own counsel in any Proceeding, but the fees and expenses of such counsel incurred after notice from the Bank of its assumption of the defense in such Proceeding shall be at the expense of the Officer unless (i) the employment of counsel by the Officer has been authorized by the Bank, (ii) counsel for the Bank and counsel for the Officer shall have reasonably concluded that there is a conflict of interest between the Bank and the Officer in the conduct of the defense of the Proceeding or that counsel is not adequately representing the Officer or (iii) the Bank shall not in fact have employed counsel to assume the defense in such Proceeding, in each of which cases the fees and expenses of the

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Officer’s counsel shall be at the expense of the Bank. The Bank shall not be entitled to assume the defense of any Proceeding as to which counsel for the Bank and counsel for the Officer shall have reasonably made the conclusion provided for in clause (ii) of the immediately preceding sentence. If the Bank or the Bank’s counsel shall determine that separate counsel should be retained by the Officer, the Officer will retain such separate counsel, and the Officer agrees that the Bank’s counsel may continue to represent the Bank in all matters.

(c) The Bank shall not be liable to indemnify the Officer under this Agreement for any amounts paid in settlement of any action or claim effected without the Bank’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Bank shall not settle any action or claim in any manner that would impose any penalty, liability or limitation on the Officer without the Officer’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Neither the Bank nor the Officer will unreasonably withhold consent to any proposed settlement.

SECTION 17. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is held by a court of competent jurisdiction to be unavailable to the Officer in whole or part, the Bank shall, in such an event, after taking into account, among other things, contributions by other directors and officers of the Bank pursuant to indemnification agreements or otherwise, and, in the absence of personal enrichment, acts of intentional fraud or dishonesty or criminal conduct on the part of the Officer, contribute to the payment of the Officer’s Expenses and Liabilities to the extent that, after other contributions are taken into account, such Expenses and Liabilities exceed 5% of the aggregate cash compensation paid to the Officer for serving as an officer of the Bank during the 12 months preceding the commencement of the Proceeding.

SECTION 18. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom the notice or other communication shall have been directed or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is mailed:

(a) If to the Officer, to:
Federal Home Loan Bank of San Francisco
333 Bush Street, Suite 2700
San Francisco, California 94104
Attention: [NAME]

(b) If to the Bank, to:
Federal Home Loan Bank of San Francisco
333 Bush Street, Suite 2700
San Francisco, California 94104
Attention: Chief Legal Officer/ Deputy General Counsel

or to such other address as may have been furnished to either party by the other.

SECTION 19. Subrogation. The Bank shall be subrogated to the rights of the Officer against third parties in respect of which (and to the extent) payments of Expenses are made by the Bank hereunder for the benefit of the Officer.

SECTION 20. Prohibited Payments. The Bank shall not make any indemnification payments, including the advance payment of expenses pursuant to Section 4 above, to the Officer under this Agreement if such payment is prohibited by regulation or an order issued by the director of the Federal Housing Finance Agency (“Finance Agency”) in accordance with 12 U.S.C. 4518(e) and 12 CFR Part 1231 (effective November 5, 2018) with regard to any administrative proceeding or civil action instituted by the Finance Agency.

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SECTION 21. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States and, to the extent state law may be applicable, the laws of the State of Delaware.

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Exhibit 10.5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FEDERAL HOME LOAN BANK OF SAN FRANCISCO	[NAME]
By: ____________________________	Signature: _______________________

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